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                                                                     EXHIBIT D.6

                          AMENDMENT OF RIGHTS AGREEMENT

        This Amendment of Rights Agreement dated as of June 18, 2001 (the "Amendment"), between SunSource Inc., a Delaware company ("SunSource") and Registrar and Transfer Company, a New Jersey corporation (the Rights Agent").

                                   WITNESSETH:

        WHEREAS, SunSource and the Rights Agent constitute all of the parties to that certain Rights Agreement dated as of July 31, 1997 by and among SunSource and the Rights Agent (the "Rights Agreement") and desire to amend the Rights Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):

1. AMENDMENTS TO THE RIGHTS AGREEMENT. The Rights Agreement shall be amended as follows:

        (a) Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

               "Notwithstanding the foregoing, Allied Capital Corporation and its Affiliates and Associates shall not be or become an "Acquiring Person" as the result of: the execution and delivery of, or the consummation of the transactions set forth in, the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit D (the "Transaction"), or any action taken by the Board of Directors of the Company or the Special Committee thereof relating to the Transaction or any public announcement relating to the Transaction."

        (b) A new Exhibit D is hereby added to the Rights Agreement in the form set forth as Exhibit A hereto.

2.      MISCELLANEOUS.

        (a) The laws of the Commonwealth of Pennsylvania shall govern the validity, interpretation, construction, performance, and enforcement of this Agreement, excluding the choice of laws provisions of the Commonwealth of Pennsylvania.

        (b) Except as modified herein, all other terms and provisions of the Rights Agreement (including the Exhibits thereto) are unchanged and remain in full force and effect.

        (c) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment shall become effective when each party to this Amendment shall have received a counterpart hereof signed by the other party to this Amendment.

        (d) This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.


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        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

                                        SUNSOURCE INC.

                                        By: /s/ JOSEPH M. CORVINO
                                           -------------------------------
                                           Name: Joseph M. Corvino
                                           Title: Chief Financial Officer

                                        REGISTRAR AND TRANSFER COMPANY


                                        By: /s/ WILLIAM P. TATLER
                                           -------------------------------
                                           Name: William P. Tatler
                                           Title: Vice President